Exhibit 21

SUBSIDIARIES OF THE COMPANY
As of March 4, 2005

Name	Place of Organization
PepsiAmericas, Inc.	Delaware
Pepsi-Cola General Bottlers, Inc.	Delaware
Globe Transport, Inc.	Delaware
Sharepower, Inc.	Delaware
Genadco Advertising Agency, Inc.	Illinois
Iowa Vending, Inc.	Delaware
PepsiAmericas Vending, LLC	Delaware
Marquette Bottling Works, Inc.	Michigan
Northern Michigan Vending, Inc.	Michigan
Pepsi-Cola General Bottlers of Indiana, Inc.	Delaware
Pepsi-Cola General Bottlers of Iowa, Inc.	Iowa
Pepsi-Cola General Bottlers of Ohio, Inc.	Delaware
Pepsi-Cola General Bottlers IL, LLC	Delaware
GB International, Inc.	Delaware
Pepsi-Cola General Bottlers Poland Sp.zo.o.	Poland
General Bottlers CR s.r.o.	The Czech Republic
Pepsi-Cola SR s.r.o.	Republic of Slovakia
General Bottlers of Hungary, Inc.	Delaware
Favarosi Asvanyviz es Uditoipari Reszvenytarsasag	Hungary
PepsiAmericas Kft	Hungary
GB Slovak LLC	Delaware
GB Czech LLC	Delaware
Pepsi-Cola General Bottlers, KY, LLC	Delaware
PepsiAmericas PR, LLC	Delaware
P-Americas, Inc.	Delaware
PepsiAmericas Caribbean, Inc.	Delaware
Caribbean Juices Limited	United Kingdom
Pepsi-Cola Jamaica Bottling Company Limited	Jamaica
Pepsi-Cola Puerto Rico Distributing, LLC	Delaware
Pepsi-Cola Puerto Rico Manufacturing, LLC	Delaware
P-A Barbados Bottling Company, LLC	Delaware
P-A Bottlers (Barbados) SRL	Barbados
Pepsi-Cola (Bahamas) Bottling Company Limited	Bahamas
Beverage Plastics, LLC	Delaware
DakBev, LLC	Delaware
Pepsi-Cola Trinidad Bottling Company Limited	Trinidad and Tobago
Delta Beverage Group, Inc.	Delaware
PepsiAmericas Commissary Services, Inc.	Delaware
Illinois Center Corporation	Delaware
Mid-America Improvement Corp.	Illinois
South Properties, Inc.	Illinois
Environ of Inverrary, Inc.	Florida
S & T of Mississippi, Inc.	Mississippi
IC Equities, Inc.	Delaware
Cove Development Corp.	Delaware
Whitman Insurance Co., Ltd.	Vermont
Whitman Leasing, Inc.	Delaware
Whitman Finance, Inc.	Delaware
Whitman Corporation	Delaware
PepsiAmericas Foundation	Illinois